Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

JAKKS Pacific, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (i)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.001	457(0)	571,295 shares	$23.77	$13,579,682	.0001476	$2,004.36	—	—	—	—

		Total Offering Amounts				$13,579,682
		Total Fees Previously Paid						--
		Total Fee Offsets						--
		Net Fee Due						$2,004.36

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $23.77, which is the average of the high and low sales prices of the common stock on March 18, 2024 on NASDAQ, which is a day within the five business days preceding this filing.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act.